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                        QuesTech, Inc. and Subsidiaries


         Exhibit 11 - Statement Re:  Computation of Per-Share Earnings


                                            Year Ended December 31
                                         1995        1994       1993

Net Income                            $ 520,100   $ 317,800   $ <285,600>

Primary Earnings:

  Shares
    Weighted average number of
      common shares outstanding ....   1,556,508   1,568,000   1,568,000
    Common stock equivalents .......     135,459      50,386         --
    SECT shares, weighted ..........    <207,287>   <221,792>       <608>

    Weighted average number of
      common shares outstanding
      as adjusted ..................   1,484,680   1,396,594   1,567,392

  Primary earnings per common share:   $    0.35   $    0.23   $   <0.18>


Fully Diluted Earnings:

  Shares
    Weighted average number of
      common shares outstanding ....   1,556,508   1,568,000   1,568,000
    Common stock equivalents .......     190,987      64,694         --
    SECT shares ....................    <207,287>   <221,792>       <608>

    Weighted average number of
      common shares outstanding
      as adjusted ..................   1,540,208   1,410,902   1,567,392

  Fully diluted earnings per common
    share:                             $    0.34   $    0.23   $   <0.18>
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